EXHIBIT 99.01

FOR IMMEDIATE RELEASE

For more information contact:

Mark C. Brown, Senior Vice President and

Chief Financial Officer

(703) 247-2514

Sonya Udler, Vice President,

Corporate Communications

(703) 247-2517

sonya.udler@strayer.edu

STRAYER EDUCATION, INC. REPORTS RECORD

SECOND QUARTER 2007 REVENUES, EARNINGS AND

SUMMER TERM 2007 ENROLLMENTS

— Strayer Second Quarter Revenues Up 20% —

— Strayer Second Quarter Diluted EPS $1.20, Up 24% —

— Strayer Summer 2007 Total Enrollments Up 19% / New Students up 16% —

— Strayer University Receives Early Reaffirmation of Accreditation —

ARLINGTON, Va., July 26, 2007 — Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended June 30, 2007. Financial highlights are as follows:

Three Months Ended June 30

•

Revenues for the three months ended June 30, 2007 increased 20% to $78.9 million, compared to $65.6 million for the same period in 2006, due to increased enrollment and a 5% tuition increase which commenced in January 2007.

•	Income from operations was $26.4 million compared to $21.5 million for the same period in 2006, an increase of 23%. Operating income margin was 33.4% compared to 32.8% for the same period in 2006.
•

Net income was $17.4 million compared to $14.0 million for the same period in 2006, an increase of 24%. Diluted earnings per share was $1.20 compared to $0.97 for the same period in 2006, an increase of 24%. Diluted weighted average shares outstanding increased to 14,509,000 from 14,497,000 for the same period in 2006.

Six Months Ended June 30

•

Revenues for the six months ended June 30, 2007 increased 20% to $159.1 million, compared to $132.6 million for the same period in 2006, due to increased enrollment and a 5% tuition increase which commenced in January 2007.

•	Income from operations was $55.3 million compared to $46.5 million for the same period in 2006, an increase of 19%. Operating income margin was 34.8% compared to 35.0% for the same period in 2006.
•

Net income was $36.2 million compared to $30.0 million for the same period in 2006, an increase of 21%. Diluted earnings per share was $2.50 compared to $2.06 for the same period in 2006, an increase of 21%. Diluted weighted average shares outstanding decreased to 14,486,000 from 14,528,000 for the same period in 2006.

“We are pleased with our solid financial results for the second quarter and our strong student enrollment for the summer term,” said Robert S. Silberman, Chairman and CEO of Strayer Education, Inc. “We look forward to the opening of our four new campuses for the 2007 fall term, one in Knoxville, Tennessee, one in the Atlanta, Georgia market, and two in southern New Jersey. We are particularly pleased that our Willingboro, New Jersey campus will be co-located on the site of Burlington Community College.”

Balance Sheet and Cash Flow

At June 30, 2007, the Company had cash, cash equivalents and marketable securities (a diversified, no load, short-term, tax exempt bond fund) of $168.5 million and no debt. The Company generated $44.6 million from operating activities in the first six months of 2007. In June 2007, the Company received $5.8 million in net sale proceeds related to the sale of its Loudoun, Virginia campus building. Capital expenditures were $7.4 million for the same period.

During the three months ended June 30, 2007, the Company used $8.0 million to repurchase 64,764 shares of common stock at an average price of $123.75 as part of a previously announced common stock repurchase authorization. The Company’s remaining authorization for common stock repurchases was $16 million at June 30, 2007, having spent a total of $16 million during the six months ended June 30, 2007 for this purpose. During the six months ended June 30, 2007, the Company paid $9.1 million of regular, quarterly common stock dividends and received $12.3 million upon the exercise of stock options.

For the second quarter 2007, bad debt expense as a percentage of revenue was 3.5% compared to 2.6% for the same period in 2006. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 12 days at the end of the second quarter of 2007, compared to 10 days at the end of the same period in 2006.

Early Reaffirmation of Accreditation

As previously announced, The Middle States Commission on Higher Education has reaffirmed on an accelerated basis the accreditation of Strayer University for a full ten-year period, through 2017. The Commission’s decision to accelerate the University’s reaffirmation was based on its extensive review of the University’s 2006 voluntary self study, and eliminates the necessity for the Commission’s accreditation review previously scheduled for 2011.

Student Enrollment

Enrollment at Strayer University for the 2007 summer term increased 19% to 28,461 students compared to 23,932 students for the same term in 2006. Across the Strayer University campus and online system, continuing student enrollments increased 20% while new student enrollments increased 16%. Global (out of area) online students increased 19%. Students taking 100% of their classes online (including campus based students) increased 21%. The total number of students taking at least one class online increased 22% to 20,704.

Student Enrollment

	Summer 2006	Summer 2007	% Change
Campus Based Students:
New Campuses (18 in operation 3 years or less)
Classroom Students	816	1,777	118%
Online Students	1,246	2,570	106%
Total New Campus Based Students	2,062	4,347	111%
Mature Campuses (29 in operation more than 3 years)
Classroom Students	8,750	9,280	6%
Online Students	10,757	12,013	12%
Total Mature Campus Based Students	19,507	21,293	9%
Total Campus Based Students	21,569	25,640	19%
Global (out of area) Online Students	2,363	2,821	19%
Total University Enrollment	23,932	28,461	19%
Total Students Taking 100% of Courses Online	14,366	17,404	21%
Total Students Taking at Least 1 Course Online	17,015	20,704	22%

New Campus Openings

As previously announced, Strayer University plans to open four new campuses for the fall academic term, pending final regulatory approvals. Two of these new campuses will be in New Jersey, one in Cherry Hill and the other in Willingboro on the campus of Burlington Community College. The other two new campuses will be in Knoxville, Tennessee and Atlanta, Georgia (Strayer University’s fifth campus in that market). These four campuses, together with the two Kentucky campuses and two Florida campuses opened earlier this year, will complete the Company’s planned eight campus openings in 2007. The Company intends to announce in October the number of new campuses Strayer University plans to open in 2008.

Real Estate Transaction

The Company also reported today the $5.8 million sale of its Loudoun, Virginia campus building, which took place in the second quarter. The Company will lease back most of the campus building over a 10 year period. The transaction resulted in a gain of $2.8 million before tax, which will be recognized over the 10 year lease term.

Shares and Options Outstanding

At June 30, 2007, the Company had 14,496,922 common shares issued and outstanding, and 449,034 stock options outstanding with a weighted average exercise price of $68.42 and a remaining weighted average contractual life of 2.9 years.

Common Stock Cash Dividend

The Company announced today that its Board of Directors has declared its regular, quarterly common stock cash dividend of $0.3125 per share. This dividend will be paid on September 10, 2007 to shareholders of record as of August 27, 2007.

Business Outlook

Based on the strong enrollment growth announced for the 2007 summer term, the Company estimates third quarter 2007 diluted EPS will be in the range of $0.60-$0.62. The Company also estimates that it will incur stock-based compensation expense of approximately $0.11 per share after tax in the third quarter of 2007, which is included in the diluted EPS range.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2007 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 4188646) starting at 1:00 p.m. (ET) today and will be available through Monday, July 30, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable and convenient for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, and public administration to 32,000 working adult students at 47 campuses in 11 states and Washington, D.C. and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 “(Reform Act)”. The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2007	2006	2007

Revenues	$65,558	$78,875	$132,648	$159,068
Costs and expenses:
Instruction and educational support	22,719	26,732	44,757	52,955
Selling and promotion	11,175	13,184	21,847	26,059
General and administration	10,191	12,607	19,585	24,755
Income from operations	21,473	26,352	46,459	55,299
Investment and other income	1,162	1,640	2,117	3,020
Income before income taxes	22,635	27,992	48,576	58,319
Provision for income taxes	8,617	10,632	18,602	22,153
Net income	$14,018	$17,360	$29,974	$36,166
Net income per share:
Basic	$0.99	$1.22	$2.11	$2.54
Diluted	$0.97	$1.20	$2.06	$2.50
Weighted average shares outstanding:
Basic	14,200	14,288	14,229	14,234
Diluted	14,497	14,509	14,528	14,486
Common dividends per share	$0.25	$0.31	$0.50	$0.62

In 2006, the Company began recording stock-based compensation expense under FAS 123(R). The table below sets forth the amount of stock-based compensation expense recorded in each of the expense line items.

	For the three months ended June 30,		For the six months ended June 30,
	2006	2007	2006	2007
Instruction and educational support	$125	$178	$339	$343
Selling and promotion	141	160	273	306
General and administration	1,761	2,193	2,735	4,391
Total stock-based compensation expense	$2,027	$2,531	$3,347	$5,040

STRAYER EDUCATION, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	At December 31, 2006	At June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$52,663	$92,812
Marketable securities available for sale, at fair value	75,763	75,666
Tuition receivable, net of allowances for doubtful accounts of $3,029 and $2,824 at December 31, 2006 and June 30, 2007, respectively	80,753	83,847
Other current assets	4,653	5,791
Total current assets	213,832	258,116
Property and equipment, net	52,748	53,626
Deferred income taxes	3,400	6,671
Restricted cash	500	500
Other assets	364	378
Total assets	$270,844	$319,291
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,923	$10,875
Accrued expenses	1,830	2,062
Income taxes payable	4,979	8,583
Unearned tuition	73,896	76,935
Other current liabilities	—	281
Total current liabilities	91,628	98,736
Long-term liabilities	7,689	10,911
Total liabilities	99,317	109,647
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 14,293,584 and 14,496,922 shares issued and outstanding at December 31, 2006 and June 30, 2007, respectively	141	145
Additional paid-in capital	87,487	98,574
Retained earnings	84,043	111,127
Accumulated other comprehensive income (loss)	(144)	(202)
Total stockholders’ equity	171,527	209,644
Total liabilities and stockholders’ equity	$270,844	$319,291

STRAYER EDUCATION, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the six months ended June 30,
	2006	2007
Cash flow from operating activities:
Net income	$29,974	$36,166
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred rent	84	(61)
Amortization of gain on sale of assets	—	(7)
Depreciation and amortization	3,369	4,096
Provision for student loan losses	(70)	—
Deferred income taxes	(1,605)	(3,318)
Stock-based compensation	3,028	4,838
Changes in assets and liabilities:
Tuition receivable, net	(5,086)	(3,094)
Other current assets	(4,217)	(289)
Other assets	(3)	(14)
Accounts payable	5,197	(611)
Accrued expenses	301	232
Income taxes payable	(1,816)	13,567
Excess tax benefits from stock-based payment arrangements	(1,787)	(9,963)
Unearned tuition	3,358	3,039
Student loans originated	(3)	—
Collections on student loans receivable and held for sale	23	—
Net cash provided by operating activities	30,747	44,581
Cash flows from investing activities:
Purchases of property and equipment	(6,074)	(7,357)
Proceeds from the sale of property and equipment	—	5,754
Purchases of marketable securities	(30,000)	—
Net cash used in investing activities	(36,074)	(1,603)
Cash flows from financing activities:
Common dividends paid	(7,203)	(9,082)
Proceeds from exercise of stock options	3,249	12,288
Excess tax benefits from stock-based payment arrangements	1,787	9,963
Repurchase of common stock	(19,555)	(15,998)
Net cash used in financing activities	(21,722)	(2,829)
Net increase (decrease) in cash and cash equivalents	(27,049)	40,149
Cash and cash equivalents – beginning of period	74,212	52,663
Cash and cash equivalents – end of period	$47,163	$92,812
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$1,107	$1,019
Repurchase of common stock included in accounts payable	$2,072	$—